June 7, 2005


Mail Stop 0306

Lukas Braunschweiler, President and Chief Executive Officer
Dionex Corporation
1228 Titan Way
Sunnyvale, California 94085


Via U S Mail and FAX [(408) 739-8437]

Re:	Dionex Corporation
	Form 10-K for the fiscal year ended June 30, 2004
	Forms 10-Q for the fiscal 2005
	File No.  0-11250

Dear Mr. Braunschweiler:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant







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